EXHIBIT 10.2

MATERIAL TERMS OF ANDY A. GOETSCH  EMPLOYMENT
EFFECTIVE SEPTEMBER 10, 2007

•    Hired as the Company’s Executive Vice President — Online Gaming, effective September 10, 2007.

•    Annual salary of $335,500.

•    Received a one-time starting bonus of $100,000.

•    Eligible for a performance-based annual bonus calculated as a percentage of the Company’s net online gaming revenue, calculated by taking the Company’s online gaming revenue less all operational, marketing and general and administrative costs directly associated with the Company’s Online Gaming Division, as follows:

Net Operating Income Range	Bonus Percentage
$1 - $100,000	3.0%
$100,001 - $300,000	4.0%
$300,001 - $1,000,000	5.0%
$1,000,001 - $3,000,000	5.5%
$3,000,001 and above	6.0%

•    In fiscal 2008, if the above bonus is less than $133,000, the performance based bonus for 2008 will be calculated by achieving threshold levels of annual gross gaming revenue as follows:

Gross Gaming Revenue Range	% of Total Bonus	Bonus Amount
Less than $7,200,000	0%	$ - 0 -
$7,200,001 - $8,400,000 (60%)	75%	$99,750
$8,400,001 - $9,600,000 (70%)	80%	$106,400
$9,600,001 - $10,800,000 (80%)	95%	$126,350
$10,800,001 and above	100%	$133,000

•    Eligible for a business development bonus for securing additional “white label” gaming websites, equal to 5% of the first 12 months net revenue derived from the website.  This would be a one-time bonus payment per white label site.

•    Granted an option to purchase 220,000 shares of the Company’s common stock, at an exercise price equal to the common stock’s market price on the date of grant of $3.50. The option vests in equal installments over a three year period, beginning on the first anniversary of the September 10, 2007 grant date and continuing on each subsequent anniversary date until fully vested.

•   Eligible to receive severance equal to six (6) months of annual salary if terminated without cause.